Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-214870 of Mylan N.V. on Form S-4 of our reports dated February 15, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Mylan N.V. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mylan N.V. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the prospectuses which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

December 22, 2016